EMPLOYMENT AGREEMENT


	Employment Agreement between FPL Group, Inc., a Florida corporation (the "Company"), and Thomas F. Plunkett (the "Executive"), dated as of September 16, 1996, amended and restated as of May 10, 1999.

	The Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its shareholders to assure that the Company and its affiliated companies will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company and its affiliated companies currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Employment Agreement (the "Agreement").

	Therefore, the Company and the Executive agree as follows:

	1.	Effective Date.  The effective date of this Agreement
shall be the date on which a Change of Control occurs (the "Effective Date"). Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company or its affiliated companies is terminated or the Executive's position (including status, offices, titles, and reporting requirements), authority, duties, and responsibilities with the Company or its affiliated companies is not commensurate in all material respects with the most significant of those held, exercised, and assigned prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment or diminution in position, authority, duties, or responsibilities (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment or diminution in position, authority, duties or responsibilities. As used in this Agreement, the term "affiliated companies" shall include any corporation or other entity controlled by, controlling or under common control with the Company.

	2.	Change of Control.  For the purposes of this Agreement, a
"Change of Control" shall mean:

		(a)	The acquisition by any individual, entity or
group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition by the Company or any or its subsidiaries, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (iii) any acquisition by any corporation with respect to which, following such acquisition, more than 75% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

		(b)	Individuals who, as of the date hereof,
constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation to which Rule 14a-11 of Regulation 14A promulgated under the Exchange Act applies or other actual or threatened solicitation of proxies or consents; or

		(c)	Approval by the shareholders of the Company of a
reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

		(d)	Approval by the shareholders of the Company of
(i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, more than 75% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

	The term "the sale or disposition by the Company of all or substantially all of the assets of the Company" shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or of any direct or indirect subsidiary of the Company (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Company (as hereinafter defined). The "fair market value of the Company" shall be the aggregate market value of the then Outstanding Company Common Stock (on a fully diluted basis) plus the aggregate market value of the Company's other outstanding equity securities. The aggregate market value of the shares of Outstanding Company Common Stock shall be determined by multiplying the number of shares of Outstanding Company Common Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the "Transaction Date") by the average closing price of the shares of Outstanding Company Common Stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of Outstanding Company Common Stock or by such other method as the Board shall determine is appropriate.

	3.	Employment Period.  The Company hereby agrees to continue
the Executive in its or its affiliated companies' employ, or both, as the case may be, and the Executive hereby agrees to remain in the employ of the Company, or its affiliated companies, or both, as the case may be, for a period commencing on the Effective Date and ending on the 4th anniversary of such date (the "Employment Period").

	4.	Position and Duties. During the Employment Period, the
Executive's position (including status, offices, titles, and reporting requirements), authority, duties, and responsibilities with the Company or its affiliated companies or both, as the case may be, shall be in every respect at least commensurate with the most significant of those held, exercised, and assigned at any time during the 90-day period immediately preceding the Effective Date. The Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any location less than 20 miles from such location, although the Executive understands and agrees that he may be required to travel from time to time for business purposes.

	During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his time and attention during normal business hours to the business and affairs of the Company and its affiliated companies and to use his reasonable best efforts to perform faithfully and efficiently the duties and responsibilities assigned to him hereunder. During the Employment Period it shall not be a violation of this Agreement for the Executive to serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions and devote reasonable amounts of time to the management of his and his family's personal investments and affairs, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company or its affiliated companies in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the reinstatement or continued conduct of such activities (or the reinstatement or conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company and its affiliated companies.

	5.	Compensation. During the Employment Period, the Executive
shall be compensated as follows:

		(a)	Annual Base Salary.  The Executive shall be paid
an annual base salary ("Annual Base Salary"), in equal biweekly installments, at least equal to the annual base salary being paid to the Executive by the Company and its affiliated companies with respect to the year in which the Effective Date occurs. The Annual Base Salary shall be reviewed at least annually and shall be increased substantially consistent with increases in base salary generally awarded to other peer executives of the Company and its affiliated companies. Such increases shall in no event be less than the increases in the U.S. Department of Labor Consumer Price Index - U.S. City Average Index. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term "Annual Base Salary" as utilized in this Agreement shall refer to Annual Base Salary as so increased.

		(b)	Annual Bonus.  In addition to Annual Base Salary,
the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus") in cash at least equal to the highest annual incentive compensation (annualized for any fiscal year consisting of less than twelve full months or with respect to which the Executive has been employed by the Company for less than twelve full months) paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies in respect of the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs (the "Highest Recent Bonus"). The greater of (i) the Highest Recent Bonus or (ii) the highest Annual Bonus awarded by the Company and its affiliated companies after the Effective Date (target or actual, whichever is greater) is herein called the "Highest Annual Bonus". Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive otherwise elects to defer the receipt of such Annual Bonus.

		(c)	Long Term Incentive Compensation.  During the
Employment Period, the Executive shall be entitled to participate in all incentive compensation plans, practices, policies, and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies, and programs provide the Executive with incentive opportunities and potential benefits, both as to amount and percentage of compensation, less favorable, in the aggregate, than those provided by the Company and its affiliated companies for the Executive under the FPL Group Long Term Incentive Plan (including, without limitation, performance share grants and awards) as in effect at any time during the 90-day period immediately preceding the Effective Date or; if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

	In addition, on the Effective Date (i) the maximum performance criteria of all outstanding performance awards, performance-based restricted stock, and other stock-based awards granted to the Executive shall be deemed fully achieved and all such awards shall be fully earned and vested; (ii) any option, stock appreciation right, and other award in the nature of a right that may be exercised that was granted to the Executive and which was not previously exercisable and vested shall become fully exercisable and vested; (iii) the restrictions, deferral limitations, and forfeiture conditions applicable to any outstanding award granted to the Executive under an incentive compensation plan, practice, policy or program shall lapse and such awards shall be deemed fully vested; and (iv) all outstanding awards shall be canceled and the Executive shall be paid in cash for such awards on the basis of the change of control price as of the date of the occurrence of the Change of Control (or such other date applicable to awards granted to other peer executives under the applicable incentive compensation plan, practice, policy or program) to the extent such cancellation of and payment for an award would not cause the Executive to incur actual short-swing profits liability under Section 16(b) of the Exchange Act. For purposes of this paragraph, the term "change of control price" means the highest price per share paid in any transaction reported on the securities exchange or trading system on which the shares of common stock of the Company are then primarily listed or traded, or paid or offered in any transaction related to the Change of Control at any time during the preceding 60-day period, except that in the case of incentive stock options (within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code")) and stock appreciation rights relating thereto, such price shall be based only on transactions reported for the date such awards are cashed out.

		(d)	Savings and Retirement Plans.  During the
Employment Period, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies, and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies, and programs provide the Executive with savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies, and programs as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

	In addition, during the Employment Period the Executive shall be entitled under this Agreement to the supplemental retirement benefit described in Annex A attached hereto and made a part hereof by this reference. The payment and vesting of such supplemental retirement benefit shall be determined in accordance with Section 7 of this Agreement.

		(e)	Benefit Plans.  During the Employment Period, the
Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies, and programs provided by the Company and its affiliated companies (including, without limitation, medical, executive medical, annual executive physical, prescription, dental, vision, short-term disability, long-term disability, executive long-term disability, salary continuance, employee life, group life, benefits pursuant to split dollar arrangements, accidental death and dismemberment, and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies, and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies, and programs in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

		(f)	Expenses.  During the Employment Period, the
Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices, and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

		(g)	Fringe Benefits.  During the Employment Period,
the Executive shall be entitled to fringe benefits, including but not limited to those described in Section 7(a)(iii), in accordance with the most favorable plans, practices, programs, and policies of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

		(h)	Office and Support Staff.  During the Employment
Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

		(i)	Vacation.  During the Employment Period, the
Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs, and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer incentives of the Company and its affiliated companies.

	6.	Termination of Employment.

		(a)	Disability.  If the Company determines in good
faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with
Section 14(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to perform his duties in accordance with Section 4. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

		(b)	Cause.  The Company may terminate the Executive's
employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean (i) repeated violations by the Executive of the Executive's obligations under Section 4 of this Agreement (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Executive's part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company and which are not remedied in a reasonable period of time after receipt of written notice from the Company specifying such violations or (ii) the conviction of the Executive of a felony involving an act of dishonesty intended to result in substantial personal enrichment at the expense of the Company or its affiliated companies.

		(c)	Good Reason.  The Executive's employment may be
terminated during the Employment Period by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

		(i)	any failure by the Company to comply in every
respect with the provisions of Section 4 of this Agreement, including without limitation, the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including, without limitation, status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4, or any other action or inaction by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

		(ii)	any failure by the Company to comply with any of
the provisions of Section 5 of this Agreement, other than isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

		(iii)	the Company's requiring the Executive to be based
at any office or location other than that described in Section 4 hereof;

		(iv)	any purported termination by the Company of the
Executive's employment otherwise than as expressly permitted by this Agreement; or

		(v)	any failure by the Company to comply with and
satisfy Section 13(c) of this Agreement, provided that such successor has received at least ten days prior written notice from the Company or the Executive of the requirements of Section 13(c) of the Agreement.

	For purposes of this Section 6(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive.

		(d)	Notice of Termination.  Any termination by the
Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon,
(ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstances which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

		(e)	Date of Termination.  "Date of Termination" means
(i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (iii) if the Executive's employment is terminated by reason of Disability, the Date of Termination shall be the Disability Effective Date.

	7.	Obligations of the Company upon Termination.

		(a)	Good Reason; Other Than for Cause or Disability.
If, during the Employment Period, the Company terminates the Executive's employment other than for Cause or Disability or the Executive terminates employment for Good Reason:

		(i)	the Company shall pay to the Executive in a lump
sum in cash within 30 days after the Date of Termination the aggregate of the following amounts (such aggregate being hereinafter referred to as the "Special Termination Amount"):

		A.	the sum of (1) the Executive's Annual Base Salary
through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Highest Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) (including, without limitation, compensation, bonus, incentive compensation or awards deferred under the FPL Group, Inc. Deferred Compensation Plan or incentive compensation or awards deferred under the FPL Group, Inc. Long-Term Incentive Plan of 1985, the FPL Group, Inc. Long Term Incentive Plan of 1994, or pursuant to an individual deferral agreement) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) being herein called the "Accrued Obligations"); and

		B.	the amount equal to the product of (1) the
greater of two or the number of years (with any partial year expressed as a fraction) remaining in the Employment Period, and (2) the sum of (x) the Executive's Annual Base Salary and (y) the Highest Annual Bonus; provided, however, that such amount shall be paid in lieu of, and the Executive hereby waives the right to receive, any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company; and

		C.	the maximum amount payable under all performance
share grants and all other long term incentive compensation grants to the Executive that have not been paid in accordance with the terms of the grant or Section 5(c) hereof, calculated as though the Executive had remained employed by the Company for the remainder of the Employment Period and on the basis of actual achievement of performance measures through the end of the fiscal year preceding the fiscal year in which the Date of Termination occurs and thereafter assuming maximum achievement of all performance measures (e.g., currently 160%) through the end of the Employment Period; and

		D.	a separate lump-sum supplemental retirement
benefit equal to the greater of (i) the supplemental pension benefit described in Paragraph 1(b) of Annex A that the Executive would have been entitled had his employment continued at the compensation level provided for in Section 5(a) of this Agreement for the greater of two years or the remainder of the Employment Period and based upon his Projected Years of Service (as defined in Paragraph 2(a) of Annex A) and his Projected Age (as defined in Paragraph 2(b) of Annex A), or (ii) the difference between (1) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the FPL Group Employee Pension Plan (or any successor plan thereto) (the "Retirement Plan") during the 90-day period immediately preceding the Effective Date) of the benefit payable under the Retirement Plan and all supplemental and/or excess retirement plans providing benefits for the Executive (other than the supplemental retirement benefit described in Annex A) (the "SERP") (including, but not limited to the Supplemental Pension Benefit (as defined in the FPL Group, Inc. Supplemental Executive Retirement Plan)) which the Executive would receive if the Executive's employment continued at the compensation level provided for in Sections 5(a) and 5(b) of this Agreement for, and his age increased by, the greater of two years or the remainder of the Employment Period, assuming for this purpose that all accrued benefits are fully vested and that benefit accrual formulas are no less advantageous to the Executive than those in effect during the 90-day period immediately preceding the Effective Date, or, if more favorable to the Executive, as in effect generally at any time thereafter during the Employment Period with respect to other peer executives of the Company and its affiliated companies, and (2) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the Retirement Plan during the 90-day period immediately preceding the Effective Date) of the Executive's actual benefits (paid or payable), if any, under the Retirement Plan and the SERP; and

		E.	a separate lump-sum supplemental retirement
benefit equal to the greater of (i) the supplemental matching contributions account described in Paragraph 1(c) of Annex A that the Executive would have been entitled had his employment continued at the compensation level provided for in Section 5(a) of this Agreement for the greater of two years or the remainder of the Employment Period and assuming that the Executive made After Tax Member Basic Contributions (within the meaning of the FPL Group Employee Thrift Plan or any successor plan thereto (the "Thrift Plan")) and Tax Saver Member Basic Contributions (within the meaning of the Thrift Plan) to the Thrift Plan at the highest permissible rate (disregarding any limitations imposed by the Code) following the Date of Termination, or (ii) the difference between (1) the value of the Company Account (as defined in the Thrift Plan) and any other matching contribution accounts (including, but not limited to the Supplemental Matching Contribution Account (as defined in the FPL Group, Inc. Supplemental Executive Retirement Plan)) under a SERP (other than the supplemental retirement benefit described in Annex A) which the Executive would receive if (i) the Executive's employment continued at the compensation level provided for in Sections 5(a) and 5(b) of this Agreement for the greater of two years or the remainder of the Employment Period, (ii) the Executive made pre- and after-tax contributions at the highest permissible rate (disregarding any limitations imposed by the Code, which may or may not be set forth in the Thrift Plan) for the greater of two years or each year remaining in the Employment Period, (iii) the Company Account and the matching contribution accounts are fully vested, and (iv) the matching contribution formulas are no less advantageous to the Executive than those in effect during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time during the remainder of the Employment Period with respect to other peer executives of the Company and its affiliated companies, and (2) the actual value of the Executive's Company Account and matching contribution accounts (paid or payable), if any, under the Thrift Plan and the SERP; and

		(ii)	for the remainder of the Employment Period, or
such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Sections 5(e) and 5(g) of this Agreement if the Executive's employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period;

		(iii)	for the remainder of the Employment Period and to
the extent previously paid for or provided by the Company, the Company shall continue to provide the following:

		A.	 social and business club memberships to the
Executive (as in effect immediately prior to the Date of Termination);

		B.	use, maintenance, insurance, and repair of the
company car that is in the possession of the Executive, until the earlier of the end of the lease term or the end of the Employment Period, at which time the Executive may purchase such car. The Company shall replace the company car in the Executive's possession on the Effective Date with a new company car at such time(s) as provided under the Company car policy applicable to other peer executives, but in no case less frequently than the Company car policy in effect during the 90-day period immediately preceding the Effective Date;

		C.	up to $15,000 annually for personal financial
planning, accounting and legal advice;

		D.	communication equipment such as a car and/or
cellular phone, and home or laptop computer until the end of the Employment Period, at which time the Executive may purchase such equipment;

		E.	security system at the Executive's residence, and
the related monitoring and maintenance fees; and

		F.	up to $800 annually for personal excess liability
insurance coverage;

In lieu of continuing these benefits for the remainder of the Employment Period, the Executive, in his sole discretion, may elect to receive a lump sum payment equal to the present value of the amount projected to be paid by the Company to provide these benefits. In determining the present value, a six percent interest assumption shall be utilized. The Executive shall make any such election by giving the Company written notice in accordance with Section 14(b).

		(iv)	to the extent not theretofore paid or provided,
the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive pursuant to this Agreement or otherwise under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies, but excluding solely for purposes of this Section 7(a)(iv) amounts waived by the Executive pursuant to Section 7(a)(i)(B); and

		(v)	the Company shall provide the Executive with the
following benefits in the event of his termination under this Section 7(a):

		A.	If the Executive is required to move his primary
residence in order to pursue other business opportunities during the Employment Period, the Company shall reimburse the Executive for all such relocation expenses incurred during the Employment Period (not in excess of $10,000) that are not reimbursed by another employer, including, without limitation, assistance in selling the Executive's home and all other assistance and benefits that were customarily provided by the Company to transferred executives prior to the Change of Control;

		B.	If the Executive retains counsel or an accounting
firm in connection with the taxation of payments made pursuant to Section 10 of this Agreement, the Company shall reimburse the Executive for such reasonable legal and/or accounting fees and disbursements (not in excess of $15,000);

		C.	The Company shall continue to pay the Executive's
Annual Base Salary during the pendency of a dispute over his termination. Amounts paid under this subsection are in addition to all other amounts due under this Agreement (other than those due under Section 5(a) hereof) and shall not be offset against or reduce any other amounts due under this Agreement; and

		D.	The Company shall provide the Executive with
outplacement services commensurate with those provided to terminated executives of comparable level made available through and at the facilities of a reputable and experienced vendor; and

		(vi)	any outstanding options, stock appreciation
rights, and other awards in the nature of a right that may be exercised granted to the Executive shall become fully exercisable and vested; any restrictions, deferral limitations, and forfeiture conditions applicable to any outstanding award granted to the Executive shall lapse and such awards shall be deemed fully vested; and the Executive shall have for the remainder of the Employment Period (but in no event past the expiration of the term of the award) to exercise any and all rights granted under such awards then exercisable or which become exercisable pursuant to this
Section 7(a)(vi), except that with respect to incentive stock options (within the meaning of Section 422(b) of the Code) and stock appreciation rights relating thereto, the Executive may exercise such awards during the period of exercise provided for in the agreements granting such options.

		(b)	Death.  Upon the Executive's death during the
Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations, the supplemental retirement benefit described in Annex A, and the timely payment or provision of the benefits described in Section 7(a)(ii) and (iv) (the "Other Benefits").
All Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. The supplemental retirement benefit shall be paid to the Executive's Beneficiary (within the meaning of the FPL Group, Inc. Supplemental Executive Retirement Plan) at his option in a lump sum distribution to be made not later than three months after the occurrence of his death or in the same manner as the Executive's benefits under the Retirement Plan or Thrift Plan to which his benefits under Annex A of this Agreement relates. The term "Other Benefits" as utilized in this Section 7(b) shall include, without limitation, and the Executive's family shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and any of its affiliated companies to surviving families of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to family death benefits, if any, as in effect with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect on the date of the Executive's death with respect to other peer executives of the Company and its affiliated companies and their families.

		(c)	Disability.  If the Executive's employment is
terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations, the supplemental retirement benefit described in Annex A, and the timely payment or provision of Other Benefits. All Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. The supplemental retirement benefit shall be paid to the Participant or his Beneficiary (within the meaning of the FPL Group, Inc. Supplemental Executive Retirement Plan), as the case may be, at the option of the Executive or if the Executive is deceased, at the option of such Beneficiary, in a lump sum distribution to be made not later than three months after the occurrence of such event or in the same manner as the Executive's benefits under the Retirement Plan or Thrift Plan to which his benefits under Annex A of this Agreement relates. The term "Other Benefits" as utilized in this Section 7(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

		(d)	Cause; Other Than for Good Reason.  If the
Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid. If the Executive terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations, the supplemental retirement benefit described in Annex A to the extent the Executive is vested in his benefits under the Retirement Plan, and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. The supplemental retirement benefit shall be paid to the Executive or his Beneficiary (within the meaning of the FPL Group, Inc. Supplemental Executive Retirement Plan), as the case may be, at the option of the Executive or if the Executive is deceased, at the option of such Beneficiary, in a lump sum distribution to be made not later than three months after the occurrence of such event or in the same manner as the Executive's benefits under the Retirement Plan or Thrift Plan to which his benefits under Annex A of this Agreement relates.

	8.	Non-exclusivity of Rights.  Except as otherwise expressly
provided for in this Agreement, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

	9.	Full Settlement.  The Company's obligation to make the
payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as otherwise expressly provided for in this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay, to the fullest extent permitted by law, all legal fees and expenses which the Executive may reasonably incur at all stages of proceedings, including, without limitation, preparation and appellate review, as a result of any contest (regardless of whether formal legal proceedings are ever commenced and regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

	10.	Certain Additional Payments by the Company.  Anything in
this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this
Section 10) (a "Payment") would be subject to the excise tax imposed by
Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income or employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

	In the event that Federal or state legislation is enacted by imposing additional excise or supplementary income taxes on amounts payable or benefits provided to the Executive (other than a mere change in marginal income tax rates), the Company agrees to review the Agreement with the Executive and to consider in good faith any changes hereto that may be required to preserve the full amount of all Payments and the economic purposes of the foregoing provisions of this Section 10.

	11.	Confidential Information.  The Executive shall hold in a
fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

	12.	Indemnification.  The Company will, to the fullest extent
permitted by law, indemnify and hold the Executive harmless from any and all liability arising from the Executive's service as an employee, officer or director of the Company and its affiliated companies. To the fullest extent permitted by law, the Company will advance legal fees and expenses to the Executive for counsel selected by the Executive in connection with any litigation or proceeding related to the Executive's service as an employee, officer or director of the Company and its affiliates. The terms of this indemnification provision shall survive the expiration of this Agreement.

	13.	Successors.

		(a)	This Agreement is personal to the Executive and
without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

		(b)	This Agreement shall inure to the benefit of and
be binding upon the Company and its successors and assigns.

		(c)	The Company shall require any successor (whether
direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

	14.	Miscellaneous.

		(a)	This Agreement shall be governed by and construed
in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

		(b)	All notices and other communications hereunder
shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

	If to the Executive:

	Thomas F. Plunkett

	If to the Company:

	FPL Group, Inc.
	700 Universe Boulevard
	Juno Beach, Florida 33408

	Attention:  Vice President, Human Resources

or such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

		(c)	The invalidity or unenforceability of any
provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

		(d)	The Company may withhold from any amounts payable
under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

		(e)	The Executive's or the Company's failure to
insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to
Section 6(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

		(f)	The Executive and the Company acknowledge that,
except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, prior to the Effective Date, may be terminated by either the Executive or the Company at any time. Moreover, except as provided in Section 1, if prior to the Effective Date, (i) the Executive's employment with the Company terminates, or (ii) there is a diminution in the Executive's position (including status, offices, titles, and reporting requirements), authority, duties, and responsibilities with the Company or its affiliated companies, then the Executive shall have no further rights under this Agreement.

	IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


THOMAS F. PLUNKETT
Thomas F. Plunkett


FPL GROUP, INC.


By	LAWRENCE J. KELLEHER
	Lawrence J. Kelleher
	Vice President, Human Resources


ANNEX A
TO THE
EMPLOYMENT AGREEMENT


SUPPLEMENTAL RETIREMENT BENEFIT

	1.	Supplement Retirement Benefit.

		(a)	In General.  The supplemental retirement benefit
to which the Executive shall be entitled under this Agreement shall be (i) the supplemental pension benefit described in Paragraph 1(b) of this Annex A, and (ii) the supplemental matching contribution account described in Paragraph 1(c) of this Annex A.

		(b)	Supplemental Pension Benefit.  The "supplemental
pension benefit" shall be the greater of (i) the supplement cash balance accrued benefit described in Paragraph 1(b)(1) of this Annex A, or (ii) the supplement unit credit accrued benefit described in Paragraph 1(b)(2) of this Annex A.

		(1)	The "supplement cash balance accrued benefit" is
the difference, if any, between (A) and (B) where:

		(A)	is the benefit to which the Executive would be
entitled under the Retirement Plan as in effect immediately prior to the Change of Control or, if more favorable to the Executive, as in effect generally at any time thereafter during the Employment Period with respect to other peer executives of the Company and its affiliated companies, expressed in the normal form of benefit, if such benefit was computed (i) as if benefits under such plan were based upon the Executive's Base Compensation (within the meaning of the FPL Group, Inc. Supplemental Executive Retirement Plan as in effect immediately prior to the Change of Control), (ii) without the annual compensation limitation imposed by
Section 401(a)(17) of the Code, and (iii) without the restrictions or the limitations imposed by Sections 415(b) or 415(e) of the Code; and

		(B)	is the sum of the benefits payable to the
Executive under the Retirement Plan, the SERP and his Supplement (as defined in Paragraph 2(c) of this Annex A), expressed in the normal form of benefit.

		(2)	The "supplement unit credit accrued benefit" is
the difference, if any, between (A) and (B) where:

		(A)	is the benefit to which the Executive would be
entitled under the Prior Pension Plan (within the meaning of the FPL Group, Inc. Supplemental Executive Retirement Plan as in effect immediately prior to the Change of Control), expressed in the normal form of benefit, if such benefit was computed (i) as if benefits under such plan were based upon the Executive's Base Compensation, (ii) without the annual compensation limitation imposed by Section 401(a)(17) of the Code, and (iii) without the restrictions or the limitations imposed by Sections 415(b) or 415(e) of the Code; and

		(B)	is the sum of the benefits payable to the
Executive under the Retirement Plan, the SERP and his Supplement (as defined in Paragraph 2(c) of this Annex A), expressed in the normal form of benefit.

		(c)	Supplemental Matching Contribution Account.  The
"supplemental matching contribution account" shall be an account that is credited annually with (i) supplemental matching contributions described in Paragraph 1(c)(1) of this Annex A, and (ii) theoretical earnings described in Paragraph 1(c)(2) of this Annex A.

		(1)	"Supplemental matching contributions" shall be
for each year ending on or prior to the Effective Date in which the Executive participated in the SERP and for each year ending after the Effective Date in which the Executive performs services for the Company or its affiliated companies the difference, if any, between (A) and (B) where:

		(A)	is the matching contribution allocation for such
year to which the Executive would be entitled under the Thrift Plan as in effect immediately prior to the Change of Control or, if more favorable to the Executive, as in effect generally at any time thereafter during the Employment Period with respect to other peer executives of the Company and its affiliated companies if such allocation were computed (i) as if the matching contribution allocation under such plan was based upon the Executive's Base Compensation, (ii) without the annual compensation limitation imposed by Section 401(a)(17) of the Code, (iii) without the restrictions or the limitations imposed by Sections 415(c) or 415(e) of the Code, and (iv) as if he made After Tax Member Basic Contributions (within the meaning of the Thrift Plan) and Tax Saver Member Basic Contributions (within the meaning of the Thrift Plan) at the same percentage of Base Compensation as he made such contributions to the Thrift Plan for such years; and

		(B)	is the sum of the matching contributions
allocated or credited to the Executive under the Thrift Plan, the SERP and his Supplement (as defined in Paragraph 2(c) of this Annex A) for such year.
		(2)	"Theoretical earnings" shall be the income, gains
and losses which would have been credited on the Executive's supplemental matching contribution account balance if such account were invested in the Company Stock Fund (within the meaning of the Thrift Plan) offered as a part of the Thrift Plan.

	2.	Construction and Definitions.  Unless defined below or
otherwise in this Annex A, all of the capitalized terms used in this Annex A shall have the meanings assigned to them in this Agreement:

		(a)	"Projected Years of Service" shall mean the sum
of: (i) Years of Service (within the meaning of the FPL Group, Inc. Supplemental Executive Retirement Plan as in effective immediately prior to the Change of Control) completed as of August 26, 2004, multiplied by two
(2), and (ii) Years of Service, if any, credited after such date. Notwithstanding the foregoing, in determining the Executive's Years of Service, in addition to his actual Years of Service he shall be treated as if his employment terminated on the later of the second anniversary of the Date of Termination or the last day of the Employment Period.

		(b)	"Projected Age" shall mean the age that the
Executive will have attained on the later of the second anniversary of the Date of Termination or the last day of the Employment Period.

		(c)	"Supplement" shall mean the Supplement to the FPL
Group, Inc. Supplemental Executive Retirement Plan as it applies to the Executive, dated as of December 15, 1997, and as it may be amended from time to time.